Exhibit 99.1

Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Kim Hunter, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2612	Alpha IR Group
khunte@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie McDaniel, Media
(419) 325-2672
jmcdan@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 28, 2017

LIBBEY INC. ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2016 FINANCIAL RESULTS

Renewed focus on new product development, business simplification initiatives and customer relationships allows Company to win market share in core foodservice business

TOLEDO, OHIO, FEBRUARY 28, 2017--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the fourth quarter ended December 31, 2016.
Full-Year 2016 Highlights

•	Net sales $793.4 million, down 3.5 percent versus prior year, or down 1.1 percent in constant currency

•	Net income $10.1 million, down $56.3 million versus prior year; 2015 included a non-repeating $43.8 million tax benefit; 2016 net income margin of 1.3 percent

•	Adjusted EBITDA $109.8 million, down $6.4 million versus prior year; 2016 Adjusted EBITDA margin of 13.8 percent

•	Company estimates Toledo work stoppage negatively impacted net sales by $7 million to $9 million and pre-tax income by $7 million to $8 million

•	During the year, the Company returned $12.1 million to shareholders through a combination of share repurchases and dividends

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Libbey Inc.

“Fourth quarter results continued to be impacted by the recent trends we’ve observed in our foodservice and retail channels, consistent with the activity that we saw in the preceding quarter,” said William A. Foley, chairman and chief executive officer of Libbey Inc. “Foodservice unit volumes increased slightly, despite the impact of a Toledo work stoppage and an ongoing decline in restaurant traffic trends. By executing against our business strategy, we have continued to outperform our industry, and we are encouraged by indications that Libbey is continuing to win market share amidst a challenging, competitive environment.”
Foley added, “2016 was an important year from an operational standpoint, as we began to make proactive changes to ensure the business is adapting to shifts in consumer behaviors and addressing legacy issues of our business. Our new product development capabilities are improving, we’ve rationalized and streamlined our product portfolio and we’re taking new approaches to the ways in which we evaluate our manufacturing footprint to maximize profitability. We are seeing positive impacts from many of these initiatives that we prioritized during the year, and we remain confident that we are taking the appropriate steps to improve the long-term performance of the Company.”
Fourth Quarter Financial & Operating Highlights

•
Net sales in fourth quarter 2016 were $205.8 million, compared to $219.1 million in the prior-year fourth quarter, a 6.1 percent decrease (or a 3.6 percent decrease excluding $5.4 million currency impact).

•
Net loss in fourth quarter 2016 was $2.2 million, compared to net income of $32.1 million in fourth quarter 2015. The fourth quarter 2015 included the reversal of substantially all of the U.S. deferred tax asset valuation allowance of $43.8 million.

•	Adjusted EBITDA (see Table 1) in fourth quarter 2016 was $22.8 million, compared to $31.0 million in fourth quarter 2015.

•
Net sales in the U.S. and Canada segment were $129.5 million, a decrease of 7.3 percent versus net sales of $139.8 million in fourth quarter 2015. The decrease was primarily driven by lower retail and business-to-business net sales, which were down 17.2 percent and 6.9 percent, respectively, compared to fourth quarter 2015. Foodservice net sales decreased 1.4 percent compared to the prior-year fourth quarter.

•
Toledo work stoppage negatively impacted net sales by an estimated $7 million to $9 million and income before income taxes by approximately $7 million to $8 million. Adjusted EBITDA was negatively impacted by the estimated lost sales by approximately $3 million to $4 million.

•
Net sales in the Latin America segment were $36.4 million, compared to $40.2 million in fourth quarter 2015, a 9.5 percent decrease (or a 1.3 percent increase excluding $4.3 million currency impact). Retail net sales growth of 5.0 percent (or an 18.8 percent increase excluding $2.4 million currency impact) was primarily offset by weakness in business-to-business net sales.

•
Net sales in the EMEA segment were $31.7 million, compared to $31.5 million in fourth quarter 2015, an increase of 0.8 percent (or an increase of 2.3 percent adjusted for currency). Growth in the retail and business-to-business channels was partially offset by slower foodservice net sales.

•
Net sales in Other were $8.2 million in fourth quarter 2016, compared to $7.7 million in the comparable prior-year quarter, reflecting an increase of 6.3 percent (or an increase of 13.1 percent adjusted for currency).

•
The Company recorded tax expense of $5.7 million for fourth quarter 2016, compared to a tax benefit of $39.7 million in same period in 2015. The benefit recorded for fourth quarter 2015 included a tax benefit of $43.8 million related to the reversal of the valuation allowance recorded against U.S. deferred tax assets.

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In addition, the effective rate in both years was generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions, non-taxable foreign translation gains and other activity in jurisdictions with recorded valuation allowances.
Full-Year 2016 Financial & Operating Highlights

•	Net sales for full-year 2016 were $793.4 million, compared to $822.3 million for full-year 2015, a decrease of 3.5 percent (or a decrease of 1.1 percent excluding $19.6 million currency impact).

•
Net income for full-year 2016 was $10.1 million, compared to $66.3 million during full-year 2015; 2015 included the reversal of substantially all of the U.S. deferred tax asset valuation allowance of $43.8 million.

•	Adjusted EBITDA (see Table 1) was $109.8 million for full-year 2016, compared to $116.1 million for full-year 2015.

•
Net sales in the U.S. and Canada segment were $488.2 million for full-year 2016, compared to $497.7 million for full-year 2015, a decrease of 1.9 percent. Retail net sales declined 10.2 percent, more than offsetting a 2.3 percent increase in foodservice net sales. Business-to-business net sales were down 0.7 percent.

•
Toledo work stoppage negatively impacted net sales by an estimated $7 million to $9 million and income before income taxes by approximately $7 million to $8 million. Adjusted EBITDA was negatively impacted by the estimated lost sales by approximately $3 million to $4 million.

•
Net sales in the Latin America segment were $151.4 million, compared to $167.1 million for full-year 2015; the 9.4 percent decrease (or 0.8 percent increase excluding $17.0 million currency impact) was primarily due to weakness in the business-to-business channel. Retail net sales for full-year 2016 increased 1.5 percent compared to the prior year (or increased 14.4 percent excluding $9.0 million currency impact).

•
Net sales in the EMEA segment decreased 2.4 percent (or decreased 2.0 percent adjusted for currency) to $119.8 million, compared to $122.7 million for full-year 2015. The decrease was primarily the result of weakness in the business-to-business channel.

•	Net sales in Other were $34.1 million for full-year 2016, compared to $34.9 million for full year 2015, reflecting a decrease of 2.2 percent (or an increase of 3.7 percent adjusted for currency).

•
The Company recorded tax expense of $17.7 million for 2016, compared to a tax benefit of $38.2 million for 2015. The benefit recorded for full-year 2015 includes a tax benefit of $43.8 million related to the reversal of the valuation allowance against its U.S. deferred tax assets. In addition, the effective tax rates for both years were generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions, non-taxable foreign translation gains and other activity in jurisdictions with recorded valuation allowances.

Balance Sheet and Liquidity

•	The Company had available capacity of $88.4 million under its ABL credit facility at December 31, 2016, with no loans outstanding, and cash on hand of $61.0 million.

•
At December 31, 2016, Trade Working Capital, defined as inventories and accounts receivable less accounts payable, was $183.5 million, a decrease of $17.3 million from $200.8 million at December 31, 2015 (see Table 3). The decrease was a result of lower accounts receivable and inventories with almost no change in accounts payable.

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Outlook
The Company expects macroeconomic, industry and competitive trends to remain consistent year-over-year and thus projects the following outlook for full-year 2017:

•	Net sales flat to slightly down on an as reported basis, compared to full-year 2016, as negative currency impacts offset projected growth.

•	Adjusted EBITDA margin of 13 percent to 14 percent.

•	Capital expenditures in the range of $50 million to $55 million.
Foley concluded, “As we look toward 2017, we plan to take the next steps to strengthen the functions we emphasized last year by maintaining an active new product development pipeline and continually evaluating opportunities to optimize the performance of our global manufacturing network. Longer term, we believe significant opportunities exist to grow sales through new product and category introductions, as well as continued market share expansion in underpenetrated categories.”
“While we’re focused on taking advantage of opportunities we see in our markets to drive the long-term growth of our business, we need also to continue to improve our operational and organizational excellence to support growth. Therefore, we will pursue ecommerce and begin an ERP implementation during 2017. For full-year 2017, we expect to be able to offset much of the cost of these initiatives, and we project our full year Adjusted EBITDA margin to be similar to, or slightly down from, last year. We see these investments as both defensive and offensive. They provide critical platforms for our growth and help position us for enhanced alignment with consumer purchasing preferences and improved operating efficiencies.”
“We also will continue to take a balanced approach to our capital allocation policies and remain committed to our dividend policy, which we recently increased by two percent to 11.75 cents per quarter. However, given the continued softness that we’re seeing in some of our end markets, we believe it is prudent to continue prioritizing debt reduction with our excess capital over the near term. We believe we are well positioned to return the Company to growth and look forward to driving value for shareholders in the future.
Webcast Information
Libbey will hold a conference call for investors on Tuesday, February 28, 2017, at 11 a.m. Eastern Standard Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.
About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Crisa®, Royal Leerdam®, Libbey Signature®, Masters Reserve®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2016, Libbey Inc.'s net sales totaled $793.4 million. Additional information is available at www.libbey.com.
Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working

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Capital and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance, liquidity and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures plus proceeds from asset sales and other.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).
Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise by masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, Euro and RMB.
Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures

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contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 29, 2016. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,
	2016	2015

Net sales	$205,838	$219,145
Freight billed to customers	807	810
Total revenues	206,645	219,955
Cost of sales	172,618	190,703
Gross profit	34,027	29,252
Selling, general and administrative expenses	27,636	33,717
Income (loss) from operations	6,391	(4,465)
Other income	2,327	1,603
Earnings (loss) before interest and income taxes	8,718	(2,862)
Interest expense	5,259	4,722
Income (loss) before income taxes	3,459	(7,584)
Provision (benefit) for income taxes	5,708	(39,692)
Net income (loss)	$(2,249)	$32,108

Net income (loss) per share:
Basic	$(0.10)	$1.47
Diluted	$(0.10)	$1.45
Dividends declared per share	$0.115	$0.110

Weighted average shares:
Basic	21,908	21,819
Diluted	21,908	22,111

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Year ended December 31,
	2016	2015

Net sales	$793,420	$822,345
Freight billed to customers	2,790	2,885
Total revenues	796,210	825,230
Cost of sales	629,916	648,902
Gross profit	166,294	176,328
Selling, general and administrative expenses	120,984	132,607
Income from operations	45,310	43,721
Other income	3,362	2,880
Earnings before interest and income taxes	48,672	46,601
Interest expense	20,888	18,484
Income before income taxes	27,784	28,117
Provision (benefit) for income taxes	17,711	(38,216)
Net income	$10,073	$66,333

Net income per share:
Basic	$0.46	$3.04
Diluted	$0.46	$2.99
Dividends declared per share	$0.46	$0.44

Weighted average shares:
Basic	21,880	21,817
Diluted	22,049	22,159

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
ASSETS:
Cash and cash equivalents	$61,011	$49,044
Accounts receivable — net	85,113	94,379
Inventories — net	170,009	178,027
Other current assets	16,777	19,326
Total current assets	332,910	340,776
Pension asset	—	977
Purchased intangibles — net	15,225	16,364
Goodwill	164,112	164,112
Deferred income taxes	40,016	48,662
Other assets	9,514	9,019
Total other assets	228,867	239,134
Property, plant and equipment — net	256,392	272,534
Total assets	$818,169	$852,444

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$71,582	$71,560
Salaries and wages	27,018	27,266
Accrued liabilities	41,807	45,179
Accrued income taxes	1,384	4,009
Pension liability (current portion)	2,461	2,297
Non-pension postretirement benefits (current portion)	4,892	4,903
Derivative liability	1,928	4,265
Long-term debt due within one year	5,009	4,747
Total current liabilities	156,081	164,226
Long-term debt	402,831	426,272
Pension liability	43,934	44,274
Non-pension postretirement benefits	55,373	55,282
Deferred income taxes	1,859	2,822
Other long-term liabilities	12,972	11,186
Total liabilities	673,050	704,062

Common stock and capital in excess of par value	329,941	330,974
Treasury stock	—	(4,448)
Retained deficit	(59,625)	(57,912)
Accumulated other comprehensive loss	(125,197)	(120,232)
Total shareholders’ equity	145,119	148,382
Total liabilities and shareholders’ equity	$818,169	$852,444

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended December 31,
	2016	2015
Operating activities:
Net income (loss)	$(2,249)	$32,108
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,817	11,426
Loss on asset sales and disposals	122	177
Change in accounts receivable	12,374	1,390
Change in inventories	18,928	19,898
Change in accounts payable	6,188	5,190
Accrued interest and amortization of discounts and finance fees	424	345
Pension & non-pension postretirement benefits, net	(860)	17,412
Accrued liabilities & prepaid expenses	(11,142)	(8,660)
Income taxes	3,952	(40,078)
Share-based compensation expense	432	368
Excess tax benefit from share-based compensation arrangements	—	(2,797)
Other operating activities	(936)	(2,728)
Net cash provided by operating activities	39,050	34,051

Investing activities:
Additions to property, plant and equipment	(11,081)	(6,656)
Proceeds from asset sales and other	—	5
Net cash used in investing activities	(11,081)	(6,651)

Financing activities:
Borrowings on ABL credit facility	—	18,400
Repayments on ABL credit facility	—	(25,400)
Repayments on Term Loan B	(6,100)	(1,100)
Stock options exercised	247	4
Excess tax benefit from share-based compensation arrangements	—	2,797
Dividends	(2,519)	(2,400)
Net cash used in financing activities	(8,372)	(7,699)

Effect of exchange rate fluctuations on cash	(1,256)	(758)
Increase in cash	18,341	18,943

Cash & cash equivalents at beginning of period	42,670	30,101
Cash & cash equivalents at end of period	$61,011	$49,044

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year ended December 31,
	2016	2015
Operating activities:
Net income	$10,073	$66,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,486	42,712
Loss on asset sales and disposals	287	567
Change in accounts receivable	8,660	(6,312)
Change in inventories	5,979	(12,006)
Change in accounts payable	(481)	(3,466)
Accrued interest and amortization of discounts and finance fees	(1,086)	1,291
Pension & non-pension postretirement benefits, net	(2,513)	18,865
Accrued liabilities & prepaid expenses	4,032	4,140
Income taxes	6,296	(45,003)
Share-based compensation expense	4,766	5,917
Excess tax benefit from share-based compensation arrangements	(366)	(2,797)
Other operating activities	(1,490)	(4,142)
Net cash provided by operating activities	82,643	66,099

Investing activities:
Additions to property, plant and equipment	(34,604)	(48,136)
Proceeds from asset sales and other	—	7
Net cash used in investing activities	(34,604)	(48,129)

Financing activities:
Borrowings on ABL credit facility	6,000	62,900
Repayments on ABL credit facility	(6,000)	(62,900)
Other repayments	(350)	(3,267)
Other borrowings	339	—
Repayments on Term Loan B	(24,400)	(4,400)
Stock options exercised	1,400	3,338
Excess tax benefit from share-based compensation arrangements	366	2,797
Dividends	(10,070)	(9,597)
Treasury shares purchased	(2,000)	(15,275)
Net cash used in financing activities	(34,715)	(26,404)

Effect of exchange rate fluctuations on cash	(1,357)	(2,566)
Increase (decrease) in cash	11,967	(11,000)

Cash & cash equivalents at beginning of year	49,044	60,044
Cash & cash equivalents at end of year	$61,011	$49,044

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Reported net income (loss) (U.S. GAAP)	$(2,249)	$32,108	$10,073	$66,333
Add:
Interest expense	5,259	4,722	20,888	18,484
Provision (benefit) for income taxes	5,708	(39,692)	17,711	(38,216)
Depreciation and amortization	11,817	11,426	48,486	42,712
Add special items before interest and taxes:
Pension settlement (1)	(44)	21,693	168	21,693
Product portfolio optimization (2)	(1,091)	—	5,693	—
Work Stoppage (3)	4,162	—	4,162	—
Reorganization charges (4)	—	125	—	4,316
Executive terminations	(61)	635	4,460	870
Derivatives (5)	(710)	(93)	(1,860)	(218)
Environmental obligation (6)	—	34	—	157
Adjusted EBITDA (non-GAAP)	$22,791	$30,958	$109,781	$116,131

Net sales	$205,838	$219,145	$793,420	$822,345
Net income (loss) margin (U.S. GAAP)	(1.1)%	14.7%	1.3%	8.1%
Adjusted EBITDA margin (non-GAAP)	11.1%	14.1%	13.8%	14.1%

(1) The 2015 pension settlement charge relates to EMEA unwinding direct ownership of its Dutch defined benefit pension plan.
(2) Product portfolio optimization relates to inventory reductions to simplify and improve our operations.
(3) Work stoppage relates to the lower production volume impact, shipping costs and other direct expenses associated with the two-week Toledo, Ohio work stoppage in the fourth quarter of 2016.
(4) Management reorganization to support our growth strategy.
(5) Derivatives relate to hedge ineffectiveness on our natural gas contracts as well as mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(6) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.

Table 2
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities (U.S. GAAP)	$39,050	$34,051	$82,643	$66,099
Capital expenditures	(11,081)	(6,656)	(34,604)	(48,136)
Proceeds from asset sales and other	—	5	—	7
Free Cash Flow (non-GAAP)	$27,969	$27,400	$48,039	$17,970

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	December 31, 2016	September 30, 2016	December 31, 2015
Add:
Accounts receivable — net	$85,113	98,547	$94,379
Inventories — net	170,009	191,479	178,027
Less: Accounts payable	71,582	63,191	71,560
Trade Working Capital (non-GAAP)	$183,540	$226,835	$200,846

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended December 31,		Year ended December 31,
Net Sales:	2016	2015	2016	2015

U.S. & Canada (1)	$129,549	$139,774	$488,162	$497,728
Latin America (2)	36,418	40,231	151,406	167,069
EMEA (3)	31,707	31,457	119,750	122,664
Other (4)	8,164	7,683	34,102	34,884
Consolidated	$205,838	$219,145	$793,420	$822,345

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$20,176	$23,389	$77,916	$80,406
Latin America (2)	(3,353)	3,646	10,731	22,017
EMEA (3)	700	(23)	(1,002)	1,251
Other (4)	17	539	915	4,390
Segment EBIT	$17,540	$27,551	$88,560	$108,064

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$17,540	$27,551	$88,560	$108,064
Retained corporate costs (6)	(6,566)	(8,019)	(27,265)	(34,645)
Pension settlement	44	(21,693)	(168)	(21,693)
Environmental obligation	—	(34)	—	(157)
Reorganization charges	—	(125)	—	(4,316)
Derivatives	710	93	1,860	218
Executive terminations	61	(635)	(4,460)	(870)
Product portfolio optimization	1,091	—	(5,693)	—
Work stoppage	(4,162)	—	(4,162)	—
Interest expense	(5,259)	(4,722)	(20,888)	(18,484)
Income tax benefit (expense)	(5,708)	39,692	(17,711)	38,216
Net income (loss)	$(2,249)	$32,108	$10,073	$66,333

Depreciation & Amortization:
U.S. & Canada (1)	$3,030	$3,425	$12,748	$12,214
Latin America (2)	5,343	4,361	19,068	14,738
EMEA (3)	1,717	2,065	9,377	8,510
Other (4)	1,426	1,421	5,588	5,855
Corporate	301	154	1,705	1,395
Consolidated	$11,817	$11,426	$48,486	$42,712
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end market destination in the U.S and Canada excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Latin America including glass products for OEMs that have an end market destination outside of Latin America.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Year Ended December 31, 2016	Year Ended December 31, 2015

Reported net income (U.S. GAAP)	$10,073	$66,333
Add:
Interest expense	20,888	18,484
Provision (benefit) for income taxes	17,711	(38,216)
Depreciation and amortization	48,486	42,712
Special items before interest and taxes	12,623	26,818
Adjusted EBITDA (non-GAAP)	$109,781	$116,131

Reported debt on balance sheet (U.S. GAAP)	$407,840	$431,019
Plus: Unamortized discount and finance fees	4,480	5,832
Gross debt	412,320	436,851
Less: Cash and cash equivalents	61,011	49,044
Debt net of cash	$351,309	$387,807

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	3.2 x	3.3 x

Table 6
Full year Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2017 net sales)
(unaudited)
Outlook for the year ended December 31, 2017

Net income margin (U.S. GAAP)	2.5% - 3.5%
Add:
Interest expense	2.5%
Provision for income taxes	2.0%
Depreciation and amortization	6.0%
Special items before interest and taxes (1)	—%
Adjusted EBITDA Margin (non-GAAP)	13.0% - 14.0%

(1) We have not estimated any impact for special items in 2017.